Exhibit 99.1

NMT Medical Announces First-Quarter 2008 Financial Results

CLOSURE I Enrollment Nears Completion; Company Continues to Gain Market Share in Europe and Canada with Sales of BioSTAR®

BOSTON--(BUSINESS WIRE)--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the first quarter ended March 31, 2008.

First-Quarter Results

First-quarter 2008 total revenues were approximately $4.8 million compared with approximately $6.8 million for the quarter ended March 31, 2007. Revenues for the first quarter of 2008 include approximately $12,000 of net royalties compared with approximately $1.7 million of net royalties in the same period of 2007. Under the terms of the sale of the vena cava filter product line to C.R. Bard, the net royalty payments from Bard were reduced effective the first quarter of 2008. Beginning in the first quarter of 2008 and going forward, the resulting net royalty expense will be reported as a general and administrative expense and will no longer contribute to total revenue.

Total worldwide cardiac septal repair implant sales for the first quarter of 2008 were approximately $4.8 million compared with approximately $5.1 million for the first quarter of 2007. Implant sales in North America for the first quarter of 2008 were approximately $2.8 million compared with approximately $4.0 million in the first quarter of 2007. European implant sales in the first quarter of 2008 were approximately $2.0 million compared with $1.1 million in the same period of 2007.

For the first quarter of 2008, NMT reported a net loss of approximately $3.9 million, or $0.30 per share. This compares with a net loss of approximately $336,000, or $0.03 per share, for the comparable period in 2007.

Comments on the First Quarter

“Our first-quarter results reflect the market share gains that we believe we are achieving in Europe and Canada and the continued challenging regulatory and reimbursement environment in the United States,” said President and Chief Executive Officer John E. Ahern. “European implant sales increased by 74% year-over-year, driven by sales of BioSTAR®, our novel bioabsorbable septal repair technology. As expected, overall implant sales in North America declined year-over-year due mainly to the voluntary withdrawal of our Humanitarian Device Exemption (HDE) for our CardioSEAL® septal repair implant. CardioSEAL® is currently available in the U.S. under a ventricular septal defect (VSD) indication.”

“Since the launch of BioSTAR® in Europe and Canada during the fall of 2007, we have been pleased with the overall market acceptance,” said Ahern. “Physicians and patients alike are responding positively to the BioSTAR® device. The long-term bioabsorbability, low profile and replacement with native tissue are features that are particularly attractive for those in need of treatment.”

“On the clinical front, we continue to make steady progress toward completing enrollment in our CLOSURE I patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) trial in the U.S.,” Ahern said. “We are in the home stretch with regards to enrollment, which is currently expected to be complete by mid-year. We expect to be the first to submit data to the U.S. Food and Drug Administration (FDA) for the PFO/stroke and TIA indication, which we currently believe represents an approximate $1 billion domestic opportunity and more than $4 billion worldwide.”

Executive Vice President and Chief Financial Officer Richard E. Davis said, “Our first-quarter results were in-line with our guidance. Revenues were approximately $4.8 million and we continued to effectively manage our expenses. Our cash and marketable securities balance at the end of the first quarter of approximately $28.2 million was slightly greater than expectations.”

“We continue to invest in our research and development (R&D) programs, which accounted for approximately 62% of revenues in the first quarter,” said Davis. “We expect to continue our focus on developing new and innovative biological cardiac septal repair technologies. As we near the completion of the enrollment phase of the trial, we increased our investment in CLOSURE I. We also continued to move forward with our preclinical testing for our second promising biological repair platform, BioTREK™.”

Business Outlook

“The first quarter of 2008 has set the stage for what we expect to be a successful year as we are positioned to meet our two major goals,” said Ahern. “Our focus is on completing enrollment in our CLOSURE I trial and continuing to gain market share in Europe and Canada with BioSTAR®.”

“For CLOSURE I, we currently anticipate completing enrollment within the next couple of months,” said Ahern. “This is the first-of-its-kind, prospective, randomized controlled clinical trial designed to evaluate and compare the effectiveness and safety of both medical therapy and PFO closure. The primary endpoint will be to measure recurrent event rates in the two study arms.”

“The commercial market’s early acceptance of BioSTAR® is positive, and we are already in the pre-clinical stage for our second bioabsorbable implant, BioTREK™,” said Ahern. “Our long-term strategy is to further develop and commercialize novel, drug and biological combination septal repair technologies like BioSTAR® and BioTREK™. We believe that bioabsorbable septal repair is the future of our industry. We are not aware of any comparable, competitive device approved for use in clinical trials.”

“Looking ahead, we believe the PFO closure for the stroke and TIA indications will represent a significant opportunity, particularly on a worldwide basis,” said Ahern. “We believe our technology is most closely aligned with what the medical community and their patients will require for PFO closure. We are confident that we can meet our 2008 goals while maintaining a strong financial position and continuing to build on our leadership position in the marketplace.”

Davis concluded, “We currently expect total revenue for the second quarter of 2008 to be approximately $5.2 million to $5.5 million. For the full year, we continue to expect total revenues of approximately $24 million to $26 million. Investments in R&D will continue to accelerate as we advance our clinical trials. As a result, we currently expect cash, cash equivalents and marketable securities at December 31, 2008 to be approximately $16 million to $18 million.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the second quarter of 2008. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 28,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment, clinical status, and outcome of the Company’s CLOSURE I trial, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial, and sales expectations (including the anticipated geographic break out of such sales), profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For The Three Months Ended
	March 31,
	2008	2007
Revenues:
Product sales	$4,807,985	$5,115,503
Net royalty income	12,270	1,718,325
Total revenue	4,820,255	6,833,828

Operating expenses:
Cost of product sales	1,462,236	1,229,953
Research and development	2,975,129	2,514,498
General and administrative	2,455,625	2,013,160
Selling and marketing	2,164,125	2,046,690
Total operating expenses	9,057,115	7,804,301

Loss from operations	(4,236,860)	(970,473)

Other Income:
Currency transaction gain	61,070	49,405
Interest income	299,361	509,080
Total other income	360,431	558,485

Loss before income taxes	(3,876,429)	(411,988)

Income tax provision (benefit)	17,344	(75,500)

Net loss	$(3,893,773)	$(336,488)

Basic & diluted loss per common share:	$(0.30)	$(0.03)

Basic & diluted weighted average common shares outstanding:	12,973,797	12,872,978

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets

	At March 31,	At December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,347,453	$6,984,383
Marketable securities	15,827,246	23,989,995
Accounts receivable, net	3,404,536	3,046,308
Inventories	2,150,150	2,071,534
Prepaid expenses and other current assets	1,304,675	3,407,084
Total current assets	35,034,060	39,499,304

Property and equipment, net	1,087,576	1,103,545

	$36,121,636	$40,602,849

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,192,451	$2,456,316
Accrued expenses	5,620,452	6,221,427
Total current liabilities	7,812,903	8,677,743

Long-term liabilities	342,474	352,185

Stockholders' equity:
Preferred stock, $.001 par value
Authorized--3,000,000 shares
Issued and outstanding--none	-	-
Common stock, $.001 par value
Authorized--30,000,000 shares
Issued--13,045,267 and 13,012,142
shares in 2008 and 2007, respectively	13,045	13,012
Additional paid-in capital	51,916,993	51,645,489
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive income	19,447	3,873
Accumulated deficit	(23,863,626)	(19,969,853)
Total stockholders' equity	27,966,259	31,572,921

	$36,121,636	$40,602,849

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Executive Vice President & Chief Financial Officer
red@nmtmedical.com